Exhibit 10.1

SPONSOR AGREEMENT

February 14, 2022

Software Acquisition Group Inc. III

c/o Software Acquisition Group Inc.

1980 Festival Plaza Drive

Suite 300

Las Vegas, NV 89135

and

Branded Online, Inc. dba Nogin

1775 Flight Way STE 400

Tustin, CA 92782

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Software Acquisition Group Inc. III, a Delaware corporation (“Parent”), Nuevo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and Branded Online, Inc. dba Nogin, a Delaware corporation (the “Company”). This sponsor agreement (this “Sponsor Agreement”) is being entered into and delivered by the Company, Parent, and Software Acquisition Holdings III, LLC, a Delaware limited liability company (“Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, Parent and the Company hereby agree that:

1.    Waiver of Anti-dilution Protection. Sponsor hereby, automatically and without any further action by Sponsor or Parent, irrevocably (a) waives any adjustment to the conversion ratio set forth in the Parent Organizational Documents and any rights to other anti-dilution protections pursuant to the Parent Organizational Documents or otherwise, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, with respect to the rate that all of the Parent Class B Stock held by Sponsor convert into Parent Common Stock in connection with the consummation of the transactions contemplated by the Merger Agreement.

2.    New Shares. If, between the date of this Sponsor Agreement and the Closing, (a) any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent are issued to Sponsor or the outstanding shares of Parent Common Stock or, if applicable, Parent Warrants owned by Sponsor shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent or (c) Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent (such Parent Common Stock, Parent Warrants or other equity interests of Parent issued or acquired by Sponsor pursuant to the foregoing clauses (a), (b) or (c), collectively “New Securities”), then such New Securities issued to or acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Securities (as defined below) as of the date hereof, and the number of shares of Parent Common Stock to be terminated, forfeited, surrendered, subject to vesting and cancelled pursuant to this Sponsor Agreement will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2 shall be construed to permit Parent to take any action with respect to their respective securities that is prohibited by the terms and conditions of the Merger Agreement.

3.    No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the liquidation of Parent, Sponsor shall not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent owned by Sponsor or (iii) take any action in furtherance of or announce any intention to, in each case, effect any transaction specified in clause (i) or (ii). Sponsor agrees not to, directly or indirectly, deposit any of the Sponsor Securities in a voting trust, enter into a voting trust or subject any of the Sponsor Securities to any arrangement with respect to the voting of such Sponsor Securities other than this Sponsor Agreement. Any transfer or attempted transfer of Sponsor Securities in violation of this Section 3 shall be, to the fullest extent permitted by applicable Law, null and void ab initio.

4.    No Solicitation. During the period commencing on the date hereof and ending on the earlier of (a) the consummation of the Closing, (b) the termination of the Merger Agreement in accordance with its terms and (c) the liquidation of Parent, Sponsor shall not, and Sponsor shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, (i) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination, or (iii) enter into any agreement (whether or not binding) relating to a Business Combination, in each case, other than to or with the Company, its Subsidiaries and their respective representatives. From and after the date hereof, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than the Company, its Subsidiaries and their respective representatives). Sponsor shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following Sponsor’s awareness thereof.

5.    Representations and Warranties. Sponsor hereby represents and warrants to the Company as follows:

(a)    Sponsor owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) (i) 5,701,967 shares of Parent Class B Stock and (ii) no shares of Parent Common Stock or preferred stock (the “Sponsor Securities”). Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities are the only equity securities in Parent owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities, except as provided hereunder. Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(b)    Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c)    There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, that would reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(d)    The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Sponsor Organization Documents or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e)    Except as described on Section 4.13 of the Parent Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.

(f)    Sponsor has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors.

(g)    Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

(h)    Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

6.    Sponsor Agreements. Unless the Merger Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees to:

(a)    at the Parent Common Stockholders Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of Parent at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon in favor of the Transaction Proposals;

(b)    at the Parent Common Stockholders Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of Parent at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Business Combination other than with the Company, its stockholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Parent; (iii) any change in the business, management or Board of Directors of Parent; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Merger Agreement, in each case, other than the proposal to adjourn the Parent Common Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent or Sponsor under the Merger Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent;

(c)    at any applicable annual or special meeting of Parent or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the Board of Directors of the Company; and

(d)    not redeem any shares of Parent Common Stock owned by it in connection with the Parent Common Stockholders Meeting.

7.    Restricted Shares.

(a)    Effective as the Effective Time, the Restricted Shares (as defined below) shall be subject to the terms and conditions of this Section 7. As used in this Agreement, the term “Restricted Shares” shall mean 1,710,590 shares of Parent Class B Stock and the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing; provided that if, immediately prior to the Closing, holders of shares of Parent Common Stock have validly elected to redeem a number of shares of Parent Common Stock in the Offer (and have not withdrawn such redemptions) that would result in greater than 40% of the Trust Amount (as calculated at Closing) being paid to such redeeming holders for such redemptions, then the term “Restricted Shares” shall mean 2,565,885 shares of Parent Class B Stock and the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing.

(b)    Sponsor hereby (i) appoints Parent as Sponsor’s attorney-in-fact to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Restricted Shares that are granted or forfeited hereunder, (ii) agrees to deliver to Parent, as a precondition to the issuance of any certificate or certificates with respect to any Restricted Shares granted hereunder, one or more stock powers, endorsed in blank, with respect to such Restricted Shares, and (iii) agrees to sign such other powers and take such other actions as Parent may reasonably request to accomplish the transfer to Parent of any unvested Restricted Shares that are forfeited hereunder.

(c)    Vesting of Restricted Shares.

(i)    If, as of any date following the Closing Date, the closing price of a share of Parent Common Stock on the Nasdaq Stock Market LLC (the “Closing Share Price”) equals or exceeds the share price levels set forth in this Section 7(c)(i), then the corresponding Restricted Shares set forth herein will be deemed vested as of the close of trading on such date of determination:

(1)    One-half (1/2) of the Restricted Shares (the “First Tranche Shares”) will vest if the Closing Share Price is greater than or equal to $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on any trading day following the Closing; and

(2)    One-half (1/2) of the Restricted Shares (and, if not already vested, all of the First Trance Shares) will vest if the Closing Share Price is greater than or equal to $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on any trading day following the Closing.

(ii)    Upon the occurrence of a Change in Control (as defined in the Omnibus Incentive Plan as in effect on the Closing Date), any unvested Restricted Shares shall become fully vested.

(d)    The Restricted Shares shall be evidenced by book-entry shares on the books and records of Parent or Parent’s transfer agent, as Parent may determine, in Sponsor’s name. Sponsor agrees that, during the period between Closing and the vesting of a Restricted Share, Parent may (i) give stop-transfer instructions to the depository (if any) to ensure compliance with the provisions hereof or (ii) instruct Parent’s transfer agent to include a legend substantially in the form set forth in Section 7(g) on such Restricted Share. Upon the vesting of a Restricted Share, Parent shall promptly, but in no event more than five (5) business days later, deliver to Sponsor a statement evidencing such Restricted Share, free of all legends, or shall promptly, but in no event more than five (5) business days later, cause any restrictions noted in the book-entry position to be removed.

(e)    Except as otherwise specifically provided in this Agreement, Sponsor shall have all the rights of a stockholder with respect to the Restricted Shares, including, without limitation, the right to vote such Restricted Shares and the right to receive dividends or distributions in respect of the Restricted Shares.

(f)    The Restricted Shares may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by Sponsor. Notwithstanding the foregoing, Sponsor may transfer all or any portion of the Restricted Shares to any of its Affiliates (as defined in the Omnibus Incentive Plan) if such Affiliate agrees in writing (including via email) to be bound by the terms and conditions set forth herein with respect to such transferred Restricted Shares. Except as set forth in the immediately preceding sentence, any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance of the Restricted Shares shall be void and unenforceable against Parent.

(g)    Any certificates representing unvested Restricted Shares shall be held by Parent, and any such certificate shall contain a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO VESTING REQUIREMENTS SET FORTH IN THE SPONSOR AGREEMENT, DATED AS OF FEBRUARY 14, 2022, BY AND AMONG BRANDED ONLINE, INC. DBA NOGIN, SOFTWARE ACQUISITION GROUP INC. III AND SOFTWARE ACQUISITION HOLDINGS III, LLC, AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED AFTER THE VESTING REQUIREMENTS HAVE BEEN SATISFIED PURSUANT TO THE TERMS SET FORTH IN SUCH SPONSOR AGREEMENT.

If shares of Parent Common Stock are certificated, then, as soon as practicable following the vesting of any such Restricted Shares, Parent shall cause a certificate or certificates covering such Restricted Shares, without the aforesaid legend, to be issued and delivered to the Sponsor. If any Restricted Shares are held in book-entry form, Parent may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Restricted Shares.

(h)    Adjustment for Change in Capitalization.

(i)    In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of Parent’s direct or indirect ownership of a subsidiary, or similar event affecting Parent or any of its subsidiaries (each, a “Corporate Transaction”), the board of directors of Parent (the “Board”) or any committee designated by the Board (the “Committee”) may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in Section 7(c).

(ii)    In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of Parent, or separation or spinoff, in each case, without consideration, or other extraordinary dividend of cash or other property to Parent’s stockholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in Section 7(c).

(iii)    In the case of Corporate Transactions, such adjustments may include, without limitation, (i) the cancellation of outstanding Restricted Shares in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Restricted Shares, as determined by the Board in its good faith discretion; (ii) the substitution of other property (including, without limitation, cash or other securities of Parent and securities of entities other than Parent) for outstanding Restricted Shares; and (iii) in connection with any sale of a division, separation, or spinoff, arranging for the assumption of Restricted Shares, or replacement of Restricted Shares with new awards based on other property or other securities (including, without limitation, other securities of Parent and securities of entities other than Parent), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such transaction (as well as any corresponding adjustments to Restricted Shares that remain based upon Parent’s securities).

8.    Lock-Up; Transfer Restrictions.

(a)    The Sponsor agrees that it shall not Transfer any shares of Parent Class B Stock (or any the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing) (the “Sponsor Lock-up”) until the earlier of (A) one year after the Closing Date and (B) the date following the Closing Date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their Parent Common Stock for cash, securities or other property (the “Sponsor Lock-up Period”). Notwithstanding the foregoing, if the Closing Share Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date, the shares of Parent Common Stock shall be released from the Sponsor Lock-up.

(b)    The Sponsor agrees that it shall not effectuate any Transfer of Private Placement Warrants or Parent Common Stock underlying such Private Placement Warrants until thirty (30) days after the Closing Date.

(c)    Notwithstanding the provisions set forth in paragraphs 8(a) and (b), Transfers of the shares of Parent Class B Common Stock (or any the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing), Private Placement Warrants and shares of Parent Common Stock underlying the Private Placement Warrants are permitted (i) to Parent’s officers or directors, any affiliate or family member of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or (vi) in the event of Parent’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their Parent Common Stock for cash, securities or other property subsequent to the Closing; provided, however, that in the case of clauses (i) through (v) these permitted transferees must enter into a written agreement with Parent agreeing to be bound by these transfer restrictions.

(d)    As used herein,

(i)    “Transfer” shall mean the (1) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2);

(ii)    “Private Placement Warrants” shall mean the Parent Warrants to purchase up to 9,982,754 shares of Parent Common Stock that the Sponsor purchased for an aggregate purchase price $9,982,754, or $1.00 per Parent Warrant, in a private placement that occurred simultaneously with the consummation of Parent’s initial public offering.

9.    Further Assurances. Sponsor hereby irrevocably and unconditionally agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

10.    No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

11.    Termination. This Sponsor Agreement shall terminate, and have no further force and effect, (a) prior to the Closing Date, upon the termination of the Merger Agreement in accordance with its terms and (b) subsequent to the Closing Date, upon the later of (i) the vesting of all of the Restricted Shares in accordance with Section 7(c) herein and (ii) the end of the Sponsor Lock-up Period. No such termination or reversion shall relieve the Sponsor, Parent or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

12.    Miscellaneous. Sections 9.2 through 9.14, Section 9.16 and Section 9.17 of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis.

*    *     *    *    *

Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

SOFTWARE ACQUISITION HOLDINGS III, LLC

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Managing Member

Signature Page to Sponsor Agreement

Accepted and Agreed:

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

Signature Page to Sponsor Agreement

Accepted and Agreed:

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement